Exhibit 99.1

SUBJECT TO FEDERAL RULE OF EVIDENCE 408
FOR SETTLEMENT PURPOSES ONLY

STRICTLY CONFIDENTIAL

Summary of Proposed Transaction Involving the 8.137% Senior Secured Bonds due 2019 and
8.734% Senior Secured Bonds due 2026 issued by Homer City Funding LLC

April 30, 2012

The following summary sets forth the principal terms of a proposed transaction involving the 8.137% senior secured bonds due 2019 issued in the original principal amount of $300,000,000 and the 8.734% senior secured bonds due 2026 issued in the original principal amount of $530,000,000, each issued by Homer City Funding LLC (collectively, the “Bonds”).  The transaction shall be implemented through a pre-packaged chapter 11 plan of reorganization on terms to be set forth in definitive documentation.

This term sheet is an expression of interest only, is not meant to be binding on the parties, and is meant only as a summary of terms to be used by the Owner Lessors, EME Homer City Generation L.P., Homer City Funding LLC (“Fundco”), and Cadwalader, Wickersham & Taft LLP on behalf of certain holders of the Bonds, in negotiating the terms of a potential transaction.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in each Participation Agreement dated as of December 7, 2001 among EME Homer City Generation L.P., the Owner Lessors, the Lease Indenture Trustees, the Security Agents, the Bondholder Trustee, and other parties signatory thereto.

The Project

The acquisition of, and construction necessary to install, sulfur dioxide emissions control equipment (the “Equipment”) on units 1 and 2 of the Facility in order to comply with Requirements of Law (the “Project”).  General Electric Capital Corporation (“GE Capital”) or a subsidiary thereof (such entity or entities, the “GE Contract Obligor”) and Kiewit Power Constructors Co. have entered into an engineering, procurement, and construction contract (as more particularly described in that certain Implementation Agreement dated as of March 29, 2012 between Homer City and GE Capital (the “Implementation Agreement”), the “EPC Agreement”) in connection with the Project and the GE Contract Obligor has delivered a Notice to Proceed (as defined in the EPC Agreement) thereunder.  Subject to the terms and conditions of the EPC Agreement and the New Notes (as defined herein), the GE Contract Obligor is prepared to provide the capital to fund the EPC Agreement in the form of an equity contribution.

The Transaction

The “Transaction” means (i) the acquisition by the Owner Lessors or a GE Capital subsidiary or affiliate of substantially all assets of the Facility Lessee (such acquisition, the “Lessee Asset Sale” and the transferee thereunder, the “Lessee Asset Transferee”) and (ii) the cancellation and exchange of the Bonds for new notes reflecting the terms set forth herein (the “New Notes” and, the issuer(s) thereof, the “Issuer”), to be effecutuated through a prepackaged chapter 11 reorganization Plan (as defined below) that will also provide for (A) the merger of the Owner Lessors and/or the Lessee Asset Transferee with and into Fundco (the surviving entity, the “Surviving Owner Lessor”), (B) the acquisition by the Surviving Owner Lessor of those assets, and the assumption by the Surviving Owner Lessor of those liabilities, of Homer City, contemplated by the Implementation Agreement, and (C) the termination of some or all of the Operative Documents. The indenture and all security documentation related to the New Notes shall be in form and substance reasonably acceptable to GE Capital and holders of a majority in amount of the Bonds then outstanding, with all covenants therein being subject to the mutual agreement of such parties.

The New Notes

Principal Amount & Maturity Date	Unchanged.

Interest and Amortization

The interest rate for the payment of interest in cash shall remain unchanged (the “Cash Rate”).

The Issuer shall have the option to pay interest on a payment-in-kind basis (“PIK Interest”) for the interest payment dates from and including October 1, 2012 through and including the interest payment date of April 1, 2014 (the period represented by the foregoing dates, the “PIK Interest Period”).  The rate for PIK Interest for all interest payment dates occurring during the PIK Interest Period shall be 50 bps above the Cash Rate.  The option to pay PIK Interest shall terminate for any portion of the remaining PIK Interest Period if the EPC Agreement terminates, except where such termination is the result of a change in Environmental Laws following which the Facility is operating at or above the Operating Threshold (defined as the Facility operating at a monthly average availability factor of at least 80%, the “Operating Threshold”) and in material compliance with Environmental Laws.

Default interest shall accrue and be payable at 100 bps above the Cash Rate.

The requirement to make amortization/sinking fund payments shall be suspended during the PIK Interest Period (except in the event the EPC Agreement is terminated), and the aggregate amount of such suspended amortization/sinking fund payments shall be due and payable on the Maturity Date.  The definitions of the applicable rent coverage tests shall be amended to retain the existing level of coverage in light of the foregoing suspension of amortization/sinking fund payments.

Working Capital Loans and Repayment

To the extent that capital is required to fund operating requirements of the Facility in addition to the amounts necessary to finance the Project, GE Capital or its Affiliate shall be allowed to make a working capital loan (the “Working Capital Facility”) to the Surviving Owner Lessor, which shall (i) be allowed to be repaid from future project cash flow after payment of debt service; (ii) be secured by a first lien on inventory and accounts receivable; and (iii) not exceed $75 million in the aggregate; provided, however, GE Capital or its Affiliate may contribute any amounts over $75 million in the form of preferred equity.

Any outstanding amounts advanced to the Facility Lessee by GE Capital or its Affiliate as working capital prior to the closing of the Transaction will become obligations under the Working Capital Facility and shall be repaid from future project cash flow after payment of debt service.

Security

Existing security plus first-priority, valid, perfected and enforceable liens on and security interests in (i) all assets owned by the Surviving Owner Lessor, including the Equipment and cash; (ii) all rights available to the Surviving Owner Lessor (contractually or otherwise) that are necessary to operate the Facility (in each case, subordinated only to the lien on inventory and accounts receivable securing the Working Capital Facility); and (iii) all material contracts necessary to operate the Facility or complete the Project, including, without limitation, the EPC Agreement, the BOP Agreements (as defined in the Implementation Agreement) and other agreements related to the Project, to the extent such contracts can be pledged as collateral.

The indenture trustee under the New Notes (the “Indenture Trustee”) shall be given a collateral assignment of the EPC Agreement, the BOP Agreements, and other material agreements related to to the Project in form and substance acceptable to the Indenture Trustee, subject to obtaining any required consent of the counterparties under the foregoing agreements to assumption by the Indenture Trustee of the GE Contract Obligor’s obligations thereunder in the event the GE Contract Obligor fails to perform any of its obligations under such agreements, and such failure to perform is continuing and would permit a termination of such agreement.

Covenants	To be based upon the covenants in the Operative Documents, with changes to be mutually agreed upon by GE Capital and the requisite holders of the Bonds.

Call Schedule	The New Notes will be callable voluntarily by the Owner Lessors or Surviving Owner Lessor, as applicable, according to the following schedule:

	Date	Price
	From August 2, 2012 through August 1, 2013	115.0%
	August 2, 2013 through August 1, 2014	107.5%
	August 2, 2014 through August 1, 2015	103.5%
	August 2, 2015 and thereafter	100.0%

As of the time of any voluntary or involuntary acceleration of the New Notes, the call premium applicable as of such time shall be due and payable, regardless of whether the New Notes are actually called or redeemed, except with respect to any acceleration of the New Notes resulting from (i) the breach by the Issuer relating to certain immaterial covenants to be determined (i.e., covenants other than those that currently require consent of 100% of the holders of the Bonds to amend or waive compliance therewith and certain other material covenants), (ii) a payment default or a default arising from a covenant that is not of a type covered in (i) if (a) such default occurs at such time as the full $75 million Working Capital Facility has been advanced and remains outstanding, (b) such default may not reasonably have been avoided through the Issuer’s exercise of an option to pay PIK Interest, and (c) no less than $325 million in reasonable and documented costs and expenses, including, without limitation, any cancellation charges, shall have been incurred and paid by GE Capital, the GE Contract Obligor or any GE Capital Affiliate in connection with the installation of the Equipment (including all such reasonable and documented costs and expenses arising in connection with the BOP Agreements) (such amount being the “Project Cost Threshold”), or (iii) a voluntary or involuntary filing for bankruptcy protection by or against any entity comprising the Issuer as a result of the Issuer’s inability to pay its trade payables as they become due at any time after Substantial Completion(1) for both units 1 and 2 of the Facility has occurred.

(1)  As further set forth in the EPC Agreement, “Substantial Completion” will occur for the portion of the Work associated with each Unit with associated Equipment, including piping, wiring, controls and safety systems once EPC Contractor has certified, and the GE Contract Obligor has approved such certification, the following conditions: (i) completed Performance Tests necessary for Substantial Completion as set forth on an exhibit to the EPC Agreement; (ii) satisfaction of all Air Emissions Limits for such Unit as set forth on an exhibit to the EPC Agreement; (iii) Performance Guarantees for such Unit are achieved (and confirmed by the Independent Engineer) without special operational considerations or Performance Liquidated Damages have been agreed upon by the Parties; (iv) such Unit has previously achieved Mechanical Completion; (v) EPC Contractor has submitted the Punch List Items related to such Unit; and (vi) all portions of the Work related to such Unit have been completed in accordance with all requirements of the EPC Agreement (except for the Punch List Items and other Final Acceptance requirements related to such Unit) and can be used safely for the purposes contemplated herein. Substantial Completion of the second Unit will require that the above requirements be satisfied for all Equipment required to support full load operation of that Unit as well as all Common Systems required to support simultaneous full load operation of the other Unit previously deemed as having satisfied Substantial Completion and such Common Systems are proven capable of supporting total cumulative Plant load.  Capitalized terms in this footnote not otherwise defined in this term sheet shall have the meanings ascribed to such terms in the EPC Agreement.

Transaction Implementation

The New Notes shall permit a one time change of control of the Surviving Owner Lessor so long as any Working Capital Facility is repaid and terminated before or as part of any change of control transaction and (A) the Project Cost Threshold has been reached and the proposed transferee is an entity that commits to complete the Project on the timeline contemplated by the original EPC Agreement and demonstrates reasonable financial wherewithal to do so, (B) GE Capital does not sell more than 51% of the ownership interest it holds in the Surviving Owner Lessor as of the consummation of the Transaction, or (C) Substantial Completion for both units 1 and 2 of the Facility has occurred.

The Surviving Owner Lessor and the GE Contract Obligor shall provide the Indenture Trustee with at least 15 days’ notice before it seeks to terminate the EPC Agreement for any reason.  A payment default under the EPC Agreement or delivery of a notice of intended termination of the EPC Agreement, in either case, at any time before the Project Cost Threshold has been reached shall constitute an event of default under the indenture for the New Notes, except if such termination is the result of a change in Environmental Laws following which the Facility is operating and is projected to operate in the future at or above the Operating Threshold and in compliance with Environmental Laws.

To give effect to the terms outlined herein, the parties will structure a transaction that provides for the Bonds to be exchanged for direct obligations of the Surviving Owner Lessor, which obligations shall provide for all covenants and rights set forth in the Lease Indentures, the Fundco Indenture, and the Participation Agreements, as modified, consistent with this term sheet.  It is also contemplated that the Owner Lessors will combine into one or more entities, which will be merged into Fundco as the Surviving Owner Lessor.

Consent Fee	None.

Pre-Packaged Plan

Fundco will solicit consents from holders of the Bonds to approve a prepackaged plan of reorganization in a bankruptcy case commenced by Fundco (or the Owner Lessors, as applicable) (the “Plan”).  When confirmed, the Plan will provide for the issuance of the New Notes in exchange for the Bonds, in accordance with this term sheet, and for the implementation of the Transaction.